Exhibit 10.2

RAMCO-GERSHENSON PROPERTIES TRUST

Restricted Share Award Agreement
Under 2012 Omnibus Long-Term Incentive Plan
For Employees

This Restricted Share Award Agreement (the “Award Agreement”), dated as of the Grant Date set forth in Section 2 below, is entered into by and between Ramco-Gershenson Properties Trust, a Maryland real estate investment trust (the “Trust”) and the participant identified in Section 2 below (the “Participant”). Capitalized terms not defined herein have the meanings ascribed to such terms in the Ramco-Gershenson Properties Trust 2012 Omnibus Long-Term Incentive Plan, as amended from time to time (the “Plan”).

1.           Grant of Award.  The Trust hereby grants to the Participant, the restricted shares described in Section 2 below (the “Restricted Shares”), as of the Grant Date.  The award of Restricted Shares (the “Award”) shall be pursuant to and subject to all of the terms and conditions of this Award Agreement (the “Agreement”) and the Plan, the provisions of which are incorporated herein.  A copy of the Plan is on file in the office of the Trust.  If there is any conflict between the provisions of this Award Agreement and the Plan, the Plan will control.

2.           Specific Terms.  The Restricted Shares are subject to the following terms:

Participant:
Grant Date:
Number of Restricted Shares:

3.           Vesting and Delivery.

(a)           Subject to the terms and conditions set forth herein and Section 10.6 of the Plan, the Restricted Shares shall vest in five equal installments on each of the first, second, third, fourth and fifth anniversaries of the Grant Date (each, a “Vesting Date”), provided Participant’s continued service with the Trust has not terminated prior to such Vesting Date.

(b)           Each Restricted Share granted hereunder represents the right of the Participant to receive, upon vesting and the satisfaction of any required tax withholding obligation, one share of common beneficial interest, par value $0.01, of the Trust (“Common Stock”).  Prior to vesting at the Trust’s election, the shares of Common Stock relating to such restricted shares will either be (i) represented in book-entry form by the transfer agent for the Common Stock, (ii) represented by a certificate held by the Trust or such transfer agent, or (iii) held based upon instructions provided by the Participant. Any certificate relating to the restricted shares shall be registered in the name of the Participant and shall bear an appropriate legend referring to the applicable terms, conditions and restrictions.  As soon as practicable after a Vesting Date occurs, the Trust shall either (i) deliver certificate(s) representing the shares of Common Stock vested as of such period to the Participant or its designee (and such certificate shall be registered in the name of the Participant), (ii) have the appropriate number of shares of Common Stock credited to the Participant in book-entry form, or (iii) have the shares of Common Stock held pursuant to instructions provided by the Participant.

4.           Shareholder Rights.  As of the date hereof and until the date such restricted shares are vested, or are terminated or forfeited in accordance with this Award Agreement, the Participant shall be entitled to all of the rights of a holder of Common Stock as if the outstanding restricted shares were so vested, including the right to vote and to receive dividends.

5.           Transfer Restrictions.  The Participant may not sell, assign, transfer, pledge, hypothecate, mortgage or otherwise dispose of, by gift or otherwise, or in any way encumber any of the restricted shares prior to vesting, except as otherwise permitted by the Plan.

6.           Forfeitures.  Except as determined by the Compensation Committee of the Trust’s Board of Trustees (the “Committee”) at any time, upon failure of the Participant to be employed by the Trust or any of its affiliates for any reason, all unvested restricted shares shall be forfeited by the Participant to the Trust without the payment of any consideration by the Trust; provided, that except as specified in the Plan, in the event of a Participant’s retirement, permanent disability, other termination of employment or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interest of the Trust, waive in whole or in part any or all remaining restrictions with respect to such Participant’s restricted shares. Upon forfeiture, the Trust shall cancel, or cause the transfer agent to cancel, the stock certificate or book-entry relating to the unvested restricted shares.

7.           Tax Withholding; Section 83(b) Election.

(a)           Section 83(b) Election. The Participant may elect under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed at the time the Award is acquired, rather than if and when such Award ceases to be subject to the applicable forfeiture restrictions.  Any Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days of the Grant Date.  If a Section 83(b) election is made with respect to the Award, the Participant shall, no later than one business day after filing any such election, provide a copy of the executed election form to the Human Resource Department and remit cash in an amount sufficient to pay all applicable withholding taxes.  The Participant hereby acknowledges that it is the Participant’s sole responsibility to file a timely and properly completed election under Section 83(b) of the Code.

(b)           No Section 83(b) Election Made. If no Section 83(b) election is made and if upon the Grant Date, Vesting Date or other applicable date there shall be payable by the Trust or an Affiliate of the Trust any statutory minimum income and/or employment tax withholding, in the Trust’s discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied in, in the Trust’s discretion, by (i) the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a Fair Market Value sufficient to meet such tax withholding obligations, or (ii) the Trust or any Affiliate deducting from any payments of any kind otherwise due to a Participant an amount sufficient to meet such tax withholding obligations. In the Trust’s discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Participant to tender shares of Common Stock to the Trust subsequent to receipt of such shares in respect of an Award, subject to compliance with any applicable laws.

(c)           Taxes.  The Participant is ultimately liable and responsible for all taxes owed by such Participant in connection with the Award, regardless of any action the Trust or an Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust and its Affiliates make no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the restricted shares or the subsequent sale of any of the shares of Common Stock underlying the restricted shares that vest. The Trust and its Affiliates do not commit and are under no obligation to structure the Award program to reduce or eliminate the Participant’s tax liability. The Trust is permitted to defer issuance of shares under the Plan until reimbursement or payment by the Participant to the Trust or an Affiliate of the amount of any tax withholding obligations.

8.           Rights of Participant. The Award does not confer on the Participant any right to continue in the employ of the Trust or any of its affiliates or interfere in any way with the right of the Trust or any of its affiliates to determine the terms of the Participant’s employment.

9.           Registration. The Trust currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Stock subject to this Award. The Trust intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Stock issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule or regulation applicable thereto, as such laws, rules and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

10.           Transfer of Personal Data.  The Participant authorizes, agrees and unambiguously consents to the transmission by the Trust (or any Affiliate) of any personal data information related to the Restricted Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan).  This authorization and consent is freely given by the Participant.

11.           Effect on Other Benefits.  In no event will the value, at any time, of the Restricted Shares or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other service providers to, the Trust or any Affiliate unless otherwise specifically provided for in such plan.

12.           Compliance with Laws.  The issuance of the Restricted Shares or unrestricted shares pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Trust shall not be obligated to issue the Restricted Shares or any of the shares pursuant to this Agreement if any such issuance would violate any such requirements.

13.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

14.           Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.

RAMCO-GERSHENSON PROPERTIES TRUST

Dated: [month and date], 2012	By: ________________________________ Name: Title:

PARTICIPANT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED SHARE AGREEMENT, NOR IN THE TRUST’S 2012 OMNIBUS LONG-TERM INCENTIVE PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE TRUST OR ANY AFFILIATE, NOR INTERFERES IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE TRUST’S RIGHT TO TERMINATE PARTICIPANT’S SERVICE TO THE TRUST AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

By signing below, Participant acknowledges receipt of a copy of the Plan and represents that the Participant is familiar with the terms and provisions of the Plan.  Participant accepts this Restricted Share Award subject to all of the terms and provisions of this Agreement.  Participant has reviewed the Plan and this Agreement in their entirety.  Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award.

Dated: [month and date], 2012	By: ________________________________ Name:

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